EXHIBIT 10.7

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 is made effective as of January 1, 2009, and modifies and amends the Employment Agreement dated April 17, 2006, as amended by Amendment dated December 21, 2007 (the “Agreement”), between NewPage Corporation (“Company”) and Mark A. Suwyn (“Executive”). Terms defined in the Agreement have the same meaning when used in this Amendment unless otherwise indicated. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, Company and Executive agree as follows:

1.	Section 5.2 of the Agreement is amended in its entirety to read as follows:

5.2 By the Company Without Cause or By the Executive for Good Reason. Subject to the Executive’s compliance with Section 7 hereof and subject to the execution by the Executive, without revocation, of a general release in the form attached hereto as Exhibit A or in other form satisfactory to the Company (the “Release”), if during the Employment Term, without the Consulting Term having commenced, the Executive’s employment terminates without Cause or Executive terminates his employment for Good Reason, the Executive shall receive the severance payments set forth in this Section 5.2 at such times and subject to the provisions of paragraphs (I) and (II) below (which shall be in lieu of any payments or benefits to which the Executive may be entitled under any Company severance plan (the “Severance Plan”)):

(a) any unpaid Base Salary through the date of termination;

(b) a pro rata bonus for the year of termination, calculated as the product of (x) “Severance Bonus Amount” (as defined below) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, payable at the time that bonuses are paid after the Executive’s termination date to similarly situated employees;

(c) any accrued but unused vacation pay;

(d) an amount equal to one (1) times Base Salary;

(e) continued receipt of welfare benefits for 24 months after the Executive’s date of termination; provided, however, if the Executive becomes reemployed with another employer and is eligible to receive welfare benefits under another employer-provided plan, the welfare benefits described in this clause 5.2(e) shall be secondary to those provided under such other plan; and

(f) accrued benefits pursuant to the terms and conditions of the Company’s benefit plans and programs.

(I) Upon a termination without Cause or for Good Reason, the payment set forth in Section 5.2(a) shall be paid within 10 business days after the date of termination (unless an earlier date is prescribed by law).

(II) Upon a termination without Cause or for Good Reason, the payments set forth in Sections 5.2(b)-(d) shall be made in a lump sum only after the Executive has executed and delivered to the Company the Release within the period stated below and after any applicable revocation period in the Release has expired. Within forty-five (45) days after the date of termination (the “Delivery Deadline”), the Executive shall deliver to the Company either an executed Release or a notice stating that the Executive has a good faith, bona fide dispute regarding his employment or the termination of his employment with the Company (“Dispute Notice”). If the Executive delivers an executed Release by the Delivery Deadline, the Company shall make the payments set forth in Sections 5.2(c)-(d) on the first business day that is sixty (60) days after the date of termination (provided that, as permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company may, in its sole discretion, make such payments on any date that is no more than thirty (30) days prior to such date), and the Company shall make the payment set forth in Section 5.2(b) at the time that bonuses are paid to similarly situated employees (on or before March 15 of the year following the year in which the relevant services required for payment have been performed). If the Executive delivers a Dispute Notice by the Delivery Deadline, the Company shall, as permitted by Section 409A of the Code, make the payments set forth in Sections 5.2(b)-(d) within thirty (30) days after the date that the dispute is resolved, an executed Release is delivered and the Release becomes effective and irrevocable in accordance with its terms (the “Resolution Date”), but in no event later than the end of the calendar year in which the Resolution Date occurs (except with respect to Section 5.2(b), not sooner than the time that bonuses are paid to similarly situated employees). If the Executive fails to deliver either an executed Release or a Dispute Notice by the Delivery Deadline, the Executive will be deemed to have waived the payments set forth in Sections 5.2(b)-(d) and the Company will have no further obligation to make those payments.

The Company shall have no obligation to provide the payments and benefits set forth above in the event that Executive breaches the provisions of Section 7.

“Severance Bonus Amount” shall mean, in the event of a termination (i) prior to June 1st of any calendar year, the Annual Bonus paid to the Executive for the calendar year prior to the termination or (ii) on or after June 1st of any calendar year, the Annual Bonus that would have been payable to the Executive for the calendar year of the termination (determined as of the end of such calendar year and payable when the Company pays annual bonuses to similarly situated employees).

2.	Section 10.5 of the Agreement is amended in its entirety to read as follows:

10.5 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement may be modified to the minimum extent necessary, as agreed upon by the Company and the Executive, to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.	The following new Section 10.13 is added to the Agreement:

10.13 Section 409A of the Code. This Agreement and all compensation derived therefrom are intended to either be exempt from, or comply with, the requirements of Section 409A of the Code. Accordingly, notwithstanding any other provision of this Agreement, the provisions of this Agreement will be interpreted consistent with the preceding sentence. By way of illustration, to the extent required to comply with the requirements of Section 409A of the Code, the words “termination of employment” or words or phrases to similar effect in this Agreement shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, any payments provided under Section 5.2(c)-(d) upon the separation from service of a “specified employee” (within the meaning of Section 409A of the Code and the Company’s policy, if any, for identifying specified employees), shall be paid no earlier than the first business day of the seventh month after such specified employee’s separation from service, together with interest from the date of separation from service to the date of payment at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of separation from service. Further, to the extent that any in-kind benefit or reimbursement provided under this Agreement constitutes nonqualified deferred compensation, (x) the amount of any such in-kind benefit or reimbursement to which the Executive may be entitled during a calendar year will not affect the amount to be provided in any other calendar year, (y) any such benefit or reimbursement shall not be subject to liquidation or exchange for another benefit, and (z) any such reimbursement shall be paid no later than the last day of the calendar year following the taxable year in which the reimbursable expense, if any, was incurred.

4.	This Amendment supersedes and replaces the Amendment to Employment Agreement dated as of December 21, 2007.

5.	Except as modified by this Amendment, the Agreement remains in full force and effect.

Company:		Executive:
NewPage Corporation

By:	/s/ Douglas K. Cooper	/s/ Mark A. Suwyn
Title:	Vice President, General Counsel and Secretary	Mark A. Suwyn

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